BUSINESS AGREEMENT

THIS AGREEMENT is entered into as of the [20] day of July, 2005 (the “Effective Date”) by and among Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company ("Nationwide”) a life insurance company organized under the laws of the State of Ohio (on behalf of itself and certain of its separate accounts); Nationwide Investment Services Corporation ("NISC") (the “Distributor”), a corporation organized under the laws of the State of Oklahoma; AMERICAN FUNDS DISTRIBUTORS, INC. (“AFD”), a corporation organized under the laws of the State of California; and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a corporation organized under the laws of the State of Delaware.

WITNESSETH:

WHEREAS, Nationwide proposes to issue, now and in the future, certain multi-manager variable annuity contracts and/or variable life policies (the "Contracts") that provide certain funds (“Funds”) of the American Funds Insurance Series (the “Series”) as investment options in the  Contracts;

WHEREAS, Nationwide has established pursuant to the insurance law of the State of Ohio one or more separate accounts (each, an “Account”) with respect to the Contracts and has or will register each Account with the United States Securities and Exchange Commission (the “Commission”) as a unit investment trust under the Securities Act of 1933 (the “1933 Act”) and the Investment Company Act of 1940 (the “1940 Act”) (unless the Account is exempt from such registration);

WHEREAS, the Contracts, which are or will be registered (unless exempt from such registration) by Nationwide with the Commission for offer and sale, will be in compliance with all applicable laws prior to being offered for sale;

WHEREAS, the Distributor, a broker-dealer registered under the Securities Exchange Act of 1934 (the “1934 Act”) and a member of the National Association of Securities Dealers, Inc. (the “NASD”), will serve as principal underwriter of the Contracts and will arrange for the distribution of the Contracts;

WHEREAS, AFD, a broker-dealer registered under the 1934 Act, a member of the NASD, and the principal underwriter of the shares of the Series, will provide certain marketing assistance in connection with the Contracts;

WHEREAS, the Series is divided into various Funds, each Fund being subject to certain fundamental investment policies which may not be changed without a majority vote of the shareholders of such Fund;

WHEREAS, the Series has received a “Mixed and Shared Funding Order” from the Commission granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Series to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies;

WHEREAS, Class 2 shares of certain Funds in the Series will be available as an underlying investment to the Contracts pursuant to the terms of a Fund Participation Agreement among the Series, CRMC and Nationwide to be executed in the form attached hereto as Exhibit A (the “Fund Participation Agreement”); and

WHEREAS, CRMC, by virtue of an Investment Advisory and Service Agreement between CRMC and the Series, will serve as investment adviser to the Series, as the term “investment adviser” is defined in the 1940 Act.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions set forth herein, and for other good and valuable consideration, Nationwide; (on behalf of itself and each Account), the Distributor, AFD and CRMC hereby agree as follows:

Duties of Nationwide

1.           CRMC will make available for use in the Contracts certain Funds that it has in the Series, as described in the Fund Participation Agreement.

2.           Nationwide will administer the Contracts and the Accounts, including all Contract owner service and communication activities, such as:  filing any reports or other filings required by any law or regulation; establishing each Account; creating the Contracts, confirmation and other administrative forms or documents; and obtaining all required regulatory approvals to permit the sale and maintenance of the Contracts.

3.           Nationwide will not distribute any prospectus, sales literature, advertising material or any other printed matter or material relating to the Contracts or the Series, if, to its knowledge, any of the foregoing contains any material misstatements.

4.           Nationwide will provide to AFD and/or CRMC, upon AFD’s and/or CRMC’s request, at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions or requests for no-action letters that may have a material impact on the operation of the Series, and all amendments to any of the above, that relate to the Contracts.  Nationwide will advise AFD and CRMC immediately of:

(a)	the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Contracts or the initiation of any proceedings for that purpose;

(b)	the institution of any regulatory proceeding, investigation or hearing involving the offer or sale of the Contracts of which it becomes aware and which materially impacts Nationwide; or

(c)
the occurrence of any material event that, if known, makes untrue any statement made in the registration statement of the Contracts or the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

5.           Other than the 12b-1 fees provided for in the Fund Participation Agreement and as provided below, Nationwide and NISC will bear their respective expenses under this Agreement, including:

(a)           the cost of providing service to Contract owners;

(b)	the expenses and fees of registering or qualifying the Contracts and the Account under federal or state laws;

(c)	any expenses incurred by Nationwide employees in assisting AFD and/or CRMC in performing AFD’s and/or CRMC’s duties hereunder;

(d)
the marketing expense allowance payable to AFD in consideration for AFD’s marketing assistance, as provided for under this Agreement (including, without limitation, the provisions of Paragraphs 19 and 20 hereof), which shall be 0.16%, multiplied by the amount of new and subsequent purchase payments made under the Contracts and allocated to the Series, paid monthly in arrears;

provided, however, that, pursuant to Section 9 of the Fund Participation Agreement, the Series shall bear the expenses for the cost of registration of its shares, preparation of prospectuses and statements of additional information to be sent to existing Contract owners (upon request in the case of the statement of additional information), proxy statements and related materials and annual and semi-annual shareholder reports, the printing and distribution of such items to each Contract owner who has allocated net amounts to any Subaccount, the preparation of all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Series’ shares subject to the Fund Participation Agreement.

6.           Nationwide or its agents will receive and process applications and purchase payments in accordance with the terms of the Contracts and the current prospectus.  All applications for Contracts are subject to acceptance or rejection by Nationwide in its sole discretion.

7.           Nationwide shall amend its registration statement for its Contracts under the 1933 Act and the 1940 Act from time to time as required by law, and, should it ever be required, under the state securities laws, in order to effect the continuous offering of its Contracts; and Nationwide shall file for approval of the Contracts under state insurance laws, when necessary, and to maintain registration of the Accounts (unless the Accounts are exempt from such registration) under the 1940 Act.

8.           Nationwide reserves the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract holders or an Account or Subaccount.

Duties of Distributor

9.           Nationwide acknowledges that the distribution of Contracts pursuant to this Agreement will take place primarily through selling agreements with certain non-affiliated broker-dealers or financial institutions (“Members”) for distribution of the Contracts through the Members’ registered representatives.   Nationwide  agrees to provide to AFD and CRMC on a monthly basis in writing information, on a Fund basis, regarding the volume of sales of the Contracts and the amount of sales in each state in which the Contracts are sold.

Any selling agreement between Nationwide and a Member described in this Section 9 will provide that:

(a)
each Member will distribute the Contracts only in those jurisdictions in which the Contracts are registered or qualified for sale and only through duly licensed registered representatives of the Members who are properly insurance licensed and appointed with Nationwide to sell the Contracts in the applicable jurisdiction(s);

(b)
all applications and initial and subsequent payments under the Contracts collected by the Member will be remitted promptly by the Member to Nationwide  at such address as it may from time to time designate; and

(c)           each Member will comply with all applicable federal and state laws, rules and regulations.

10.           [Reserved]

11.           The Distributor or its designee will promptly provide Members with current prospectuses, and any supplements thereto, for the Contracts and for the Series.  The Distributor or its designee will use reasonable efforts to ensure that its registered representatives deliver only the currently effective prospectuses of the Contracts and the Series to existing clients.

12.           The Distributor or its designee will use reasonable efforts to provide information and marketing assistance to its registered representatives and to Members, including preparing and providing such registered representatives with advertising materials and sales literature, and other promotional or marketing materials.  The Distributor or its designee will provide wholesaling and marketing services with respect to the Contracts.  For purposes of this Agreement, Distributor agrees to assume responsibility for all actions taken by it or its designee pursuant to the terms hereof.

13.           The Distributor will use reasonable efforts to ensure that any sales literature and advertising materials it disseminates with respect to the Contracts conforms with the requirements of all pertinent federal and state laws and rules and regulations thereunder.  AFD shall have the right to approve all sales material that mentions AFD’s name and/or the Series (the “AFD Material”) prior to its use.  The Distributor shall send all AFD Material to AFD’s Marketing Coordinator at the AFD address listed in Section 46 of this Agreement or such other person as AFD may direct the Distributor in writing (any such person shall be referred to as the “AFD Reviewer”).  The AFD Material will be deemed approved unless the AFD Reviewer notifies the Nationwide Reviewer (as herein defined) of any required changes within five business days of his/her receipt of the AFD Material.  No review of sales material produced by Nationwide shall be necessary if all references contained in such materials regarding AFD and/or the Series are identical to those references that appear in the Series’ current prospectus or statement of additional information.

Nationwide shall have the right to approve all sales material that mentions Nationwide’s and/or the Distributor’s name (the “Nationwide Material”) prior to its use.  AFD and/or CRMC shall send all Nationwide Material to Nationwide’s Annuity Marketing Representative ( at Mail Code 3-21-04) at the Nationwide address listed in Section 46 of this Agreement or such other person as Nationwide may direct AFD and/or CRMC in writing.  Nationwide Material will be deemed approved unless the reviewer for Nationwide notifies the AFD and/or CRMC of any required changes within five business days of his/her receipt of Nationwide Material.  No review of sales material produced by the AFD and/or the Series shall be necessary if all references contained in such materials regarding Nationwide and/or the Distributors are identical to those references that appear in Nationwide’s current Contract prospectus(es) or statement(s) of additional information.

14.           The Distributor will be responsible for filing sales literature and advertising materials, where necessary, with appropriate regulatory authorities, including the NASD, used in connection with its marketing efforts for the Contracts.

15.           The Distributor or its designee will not distribute any prospectus, sales literature, advertising material or any other printed matter or material relating to the Contracts or the Series, if, to its knowledge, any of the foregoing contains any material misstatements.

16.           Subject to Section 5 herein, the Distributor or its designee will bear all its expenses of providing services under this Agreement, including the costs attributable to wholesaling efforts, advertising, and producing and distributing sales literature and prospectuses used by its registered representatives and the Members with prospective Contract owners, provided that, pursuant to Section 9 of the Fund Participation Agreement, the Series shall bear the expenses for the cost of registration of its shares, preparation of its prospectuses and statements of additional information to be sent to existing Contract owners (upon request in the case of the statement of additional information), proxy statements and related materials and annual and semi-annual shareholder reports, the printing and distribution of such items to each Contract owner who has allocated net amounts to any Subaccount, the preparation of all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Series’ shares subject to the Fund Participation Agreement.

17.           The Distributor or its designee will provide to AFD and/or CRMC, upon AFD’s and/or CRMC’s request, at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions or requests for no-action letters, and all amendments to any of the above, that relate to the Contracts and materially impact the Series.  The Distributor will advise AFD and CRMC upon becoming aware of:

(a)	the institution of any regulatory proceeding, investigation or hearing involving the offer or sale of the Contracts of which they become aware and which materially impact the Series; or

(b)
the occurrence of any material event, if known, which makes untrue any statement made in the registration statement of the Contracts or the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

Duties of AFD

18.           AFD will bear its expenses of providing services under this Agreement.  AFD will conduct training of Nationwide wholesalers regarding CRMC’s approach to investment management and specific Subaccount positioning and sales.  Training will include initial hire training, periodic training in conjunction with sales meetings, and refresher training.  From time to time, AFD will provide, at its expense, speakers and panelists at due diligence meetings regarding the Contracts.

19.           AFD will provide Nationwide with information regarding accounts and transactions via monthly statements of account or an online facility with look-up capability (e.g., through an internet website or DST’s Vision product).  AFD will furnish to Nationwide and/or the Distributor such information with respect to the Series in such form as Nationwide and/or the Distributor may reasonably request.  AFD will advise Nationwide and/or the Distributor upon becoming aware of:

(a)	the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceedings for that purpose;

(b)	the institution of any proceeding, investigation or hearing involving the offer or sale of the Series of which it becomes aware; or

(c)           the occurrence of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

Duties of CRMC

20.           CRMC agrees to allow Nationwide to include in the Contracts certain Funds described in the Fund Participation Agreement.  CRMC will cause the Series:  (a) to make available for use in the Contracts the Funds in the Series, as described in the Fund Participation Agreement and (b) to adequately diversify the Funds of the Series, pursuant to the requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder relating to the diversification requirements for variable annuity, endowment and life insurance contracts.

21.           CRMC will furnish to Nationwide and/or the Distributor such information with respect to the Series in such form as Nationwide and/or the Distributor may reasonably request.  CRMC will advise Nationwide and the Distributor upon becoming aware of:

(a)	the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceedings for that purpose;

(b)	the institution of any proceeding, investigation or hearing involving the offer or sale of the Series of which it becomes aware; or

(c)
the occurrence of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

22.           CRMC will bear its expenses of providing services under this Agreement.

23.           The Series will pay Distributor a Rule 12b-1 service fee to be accrued daily and paid monthly at an annual rate of [X.XX%] of the average daily net assets of the Class 2 assets of each Fund attributable to the Contracts for personal services and account maintenance services for Contract owners with investments in Subaccounts corresponding to the Class 2 shares of each Fund so long as the Series’ 12b-1 plan is effective with respect to the Class 2 shares of a Fund.  Such payments shall be calculated by the Series and be paid by the Series to Distributor as soon as practicable after the end of each month and in any event within thirty days.

Joint Duties

24.           All the parties to this Agreement will cooperate in the development of advertising, sales literature and all other sales materials to be used with respect to the Funds.

25.           The parties shall coordinate with each other in the filing with the Commission of amendments to the registration statements for the Contracts (if required by law) and for the Series, respectively.

26.           Each of the parties hereto agrees: (a) to comply with all laws applicable to it in the sale of Contracts and (b) to refrain from participating, cooperating, or assisting in any way with its or any third party’s (i) development of marketing programs or other activities (written or oral) which directly encourage exchanges from the Contracts or (ii) creation of broker and/or client marketing tools which provide direct comparisons between the Contracts and any other investment products directly targeting the holders of the Contracts to exchange or transfer assets from the Contracts, unless such marketing programs or other activities or broker or client tools relate to variable insurance products issued by Nationwide or an affiliate; or if  agreed to by the parties.

Representations and Warranties

27.           Nationwide represents and warrants to AFD and CRMC that:

(a)	each of the recitals applicable to it and/or each Account is true and correct;

(b)
a registration statement under the 1933 Act and under the 1940 Act (if required by law) with respect to the Contracts and each Account has been or will be filed with the Commission (a copy of which will be delivered to AFD, upon request, when effective), and copies of any and all amendments thereto will be forwarded to AFD, upon request, at the time that they are filed with the Commission (if required by law);

(c)
each such registration statement (if required by law) and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act and the 1940 Act, and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with the information furnished in writing to Nationwide or the Distributor by AFD or CRMC expressly for use therein;

(d)
Nationwide is validly existing as a life insurance company under the laws of Ohio, with power (corporate or other) to own its properties and conduct its business, as described in the prospectus for the Contracts, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

(e)
the Contracts to be issued through the Account have been duly and validly authorized and, when issued and delivered against payment therefor as provided in the prospectus (if a prospectus is required by law) and in the Contracts, will be duly and validly issued, and will conform to the description of the Contracts contained in the prospectuses (if a prospectus is required by law);

(f)
the performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, any indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which  Nationwide is a party or by which Nationwide   is bound, Nationwide’s  charter as a life insurance company or By-Laws or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Nationwide or any of their properties; and no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained by the Effective Date of this Agreement is required for the consummation by Nationwide  of the transactions contemplated by this Agreement, except for the Commission’s approval of the registration statement referred to in this Section 27(b) hereof;

(g)
there are no material legal or governmental proceedings pending to which Nationwide or the Account is a party or of which any property of Nationwide or the Account is subject, other than as set forth in the prospectus relating to the Contracts, and other than litigation incidental to the kind of business conducted by Nationwide which, if determined adversely to Nationwide, would not individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of Nationwide;

(h)
any information furnished in writing by Nationwide to AFD or CRMC for use in the registration statement or annual report of the Series will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor result in the Series’ registration statement’s failing to materially conform in all respects to the requirements of the 1933 Act and 1940 Act and the rules and regulations thereunder; and

(i)	Nationwide will materially comply with all applicable requirements of state insurance laws and regulations in connection with the Contracts.

28.           The Distributor represents and warrants to AFD and CRMC that:

(a)	each of the recitals applicable to it is true and correct;

(b)
The Distributor is validly existing as a corporation under the laws of the State of Oklahoma and it is a broker-dealer duly registered with the Commission pursuant to the 1934 Act and is a member in good standing of the NASD, with power (corporate or other) to own its properties and conduct its business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

(c)
there are no material legal or governmental proceedings pending to which the Distributor is a party or of which any property of the Distributor is subject, other than as set forth in the prospectus relating to the Contracts, and other than litigation incidental to the kind of business conducted by the Distributor which, if determined adversely to the Distributor, would not individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of the Distributor;

(d)
any information furnished in writing by the Distributor to AFD or CRMC for use in the registration statement or annual report of the Series will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor result in the registration statement’s failing to conform materially in all respects to the requirements of the 1933 Act and 1940 Act and the rules and regulations thereunder;

(e)	the Distributor will comply with all applicable requirements of state insurance laws and regulations in connection with the sale of the Contracts; and

(f)
the Distributor or its designee will not pay commissions to persons who, to the best of the Distributor’s knowledge, are not appropriately licensed in a manner as to comply with applicable state insurance laws and regulations.

29.           AFD and CRMC represent and warrant to Nationwide and the Distributor that:

(a)	each of the recitals applicable to it, them, and/or the Series is true and correct;

(b)
a registration statement under the 1933 Act (File No. 2-86838) and under the 1940 Act (File No. 811-3857) with respect to the Series has been filed with the Commission in the form previously delivered to Nationwide and the Distributor, and copies of any and all amendments thereto will be forwarded to Nationwide at the time that they are filed with the Commission;

(c)
the registration statement for the Series and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act and the 1940 Act, and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with the information furnished in writing to AFD or CRMC by Nationwide or the Distributor expressly for use therein;

(d)
AFD is validly existing as a corporation under the laws of the State of California and it is a broker-dealer duly registered with the Commission pursuant to the 1934 Act and is a member in good standing of the NASD, with power (corporate or other) to own its properties and conduct its business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

(e)
CRMC is validly existing as a corporation under the laws of the State of Delaware and it is an investment adviser duly registered with the Commission pursuant to the Investment Advisers Act of 1940, with power (corporate or other) to own its properties and conduct its business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

(f)
the shares to be issued by the Series have been duly and validly authorized and, when issued and delivered against payment therefor as provided in the Series prospectus, will be duly and validly issued, and will conform to the description of such shares contained in that prospectus;

(g)
the performance of duties under this Agreement by AFD and CRMC will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, any indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which AFD or CRMC is a party or by which AFD or CRMC is bound, the Articles of Incorporation or By-Laws of AFD or CRMC, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over AFD or CRMC or its property; and no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained by the Effective Date of this Agreement is required for the consummation by AFD or CRMC of the transactions contemplated by this Agreement;

(h)
there are no material legal or governmental proceedings pending to which AFD or CRMC is a party or of which any property of AFD or CRMC is subject, other than as set forth in the prospectus relating to the Series, and other than litigation incidental to the kind of business conducted by AFD or CRMC which, if  determined adversely to AFD or CRMC, would not individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of AFD or CRMC;

(i)
CRMC and AFD will use reasonable efforts to ensure that no offering, sale or other disposition of the Contracts will be made until it has been notified by Nationwide that the subject registration statements (if required by law) have been declared effective and that the Contracts have been released for sale by Nationwide, and that such offer, sale or other disposition shall be limited to those jurisdictions that have approved or otherwise permit the offer and sale of the Contracts by Nationwide;

(j)
any information furnished in writing by AFD or CRMC to Nationwide or the Distributor for use in a registration statement (if required by law) of the Contracts will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor result in the registration statement’s failing to materially conform in all respects to the requirements of the 1933 Act and the rules and regulations thereunder; and

(k)	AFD will comply with all applicable requirements of state broker-dealer regulations and the 1934 Act as each applies to AFD and shall conduct its affairs in accordance with the rules of the NASD.

Indemnification

30.           AFD and/or CRMC agree to indemnify Nationwide and/or the Distributor (or any parent, affiliate, control person, shareholder, director, officer, employee or agent of Nationwide and/or the Distributor) from, and hold them harmless against, any and all losses, claims, liabilities incurred (including amounts paid in settlement with the written consent of AFD and/or CRMC) or litigation (including reasonable legal fees and costs relating to the investigation and/or defense of any action) arising out of any act or omission of AFD and/or CRMC (or those of its affiliates) relating to:

(a)	rendering services under, or breaching, this Agreement;

(b)
the failure by the Series or CRMC to adequately diversify the various Funds of the Series, pursuant to the requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder relating to the diversification requirements for variable annuity, endowment and life insurance contracts;

(c)
the failure by the Series or CRMC to supply Nationwide with information sufficient to adequately calculate its accumulation and/or annuity unit values as required by law and the registration statement (if required by law) for the Account;

(d)	unlawful conduct, bad faith, willful misfeasance, or gross negligence on the part of AFD and/or CRMC; or

(e)	the failure by the Series and CRMC to invest the assets of each Fund in accordance with the Fund’s investment objective, policies and restrictions;

provided, however, that indemnification will not be provided hereunder for any such liability that results from the actions of Nationwide and/or the Distributor or from Nationwide’s and/or the Distributor’s failure to fulfill their respective duties and obligations arising under this Agreement.

31.           Nationwide and/or the Distributor agree to indemnify AFD and/or CRMC (or any affiliate, control person, shareholder, director, officer,  employee or agent of AFD and/or CRMC) from, and hold them harmless against, any and all losses, claims, liabilities incurred (including amounts paid in settlement with the written consent of Nationwide and/or the Distributor) or litigation (including reasonable legal fees and costs relating to the defense of any action) arising out of any act or omission of Nationwide and/or the Distributor (or those of its affiliates) relating to:

(a)	rendering services under, or breaching, this Agreement; or

(b)	unlawful conduct, bad faith, willful misfeasance, or gross negligence on the part of Nationwide and/or the Distributor;

provided, however, that indemnification will not be provided hereunder for any such liability that results from the actions of AFD and/or CRMC or from AFD’s and/or CRMC’s failure to fulfill their respective duties and obligations arising under this Agreement.

32.           Any party seeking indemnification (the “Potential Indemnitee”) will promptly notify any party from whom they intend to seek indemnification (each a “Potential Indemnitor”) of all demands made and/or actions commenced against the Potential Indemnitee which may require a Potential Indemnitor to provide such indemnification.  At its option and expense, a Potential Indemnitor may retain counsel and control any litigation for which it may be responsible to indemnify a Potential Indemnitee under this Agreement.

33.           With respect to any claim, the parties each shall give the other reasonable access during normal business hours to its books, records and employees and those books, records and employees within its control pertaining to such claim and shall otherwise cooperate with one another in the defense of any claim.  Regardless of which party defends a particular claim, the defending party shall give the other parties written notice of any significant development in the case as soon as practicable, and such other party, at all times, shall have the right to intervene in the defense of the case.

34.            If a party is defending a claim and indemnifying the other party hereto, and:  (a) a settlement proposal is made by the claimant or (b) the defending party desires to present a settlement proposal to the claimant, then the defending party promptly shall notify the other party hereto of such settlement proposal together with its counsel’s recommendation.  If the defending party desires to enter into the settlement and the other party fails to consent within ten business days (unless such period is extended, in writing, by mutual agreement of the parties hereto), then the other party, from the time it fails to consent forward, shall defend the claim and shall further indemnify the defending party for all costs associated with the claim which are in excess of the proposed settlement amount.

Regardless of which party is defending the claim, if a settlement requires an admission of liability by the non-defending party or would require the non-defending party to either take action (other than purely ministerial action) or refrain from taking action (due to an injunction or otherwise) (a “Specific Performance Settlement”), the defending party may agree to such settlement only after obtaining the express, written consent of the non-defending party.  If a non-defending party fails to consent to a Specific Performance Settlement, the consequences described in the last sentence of the first paragraph of this Section 34 shall not apply.

35.           The parties shall use good faith efforts to resolve any dispute concerning this indemnification obligation.  Should those efforts fail to resolve the dispute, the ultimate resolution shall be determined in a denovo proceeding, separate and apart from the underlying matter complained of, before a court of competent jurisdiction.  Either party may initiate such proceedings with a court of competent jurisdiction at any time following the termination of the efforts by such parties to resolve the dispute (termination of such efforts shall be deemed to have occurred thirty days from the commencement of the same unless such time period is extended by the written agreement of the parties).  The prevailing party in such a proceeding shall be entitled to recover reasonable attorneys’ fees, costs and expenses.

Rule 12b-1 Fee

36.           If the Series 12b-1 plan is no longer effective or is no longer applicable to the Funds in the Contracts (the “12b-1 Termination”), AFD, CRMC and the Series shall discuss with Nationwide and Distributor, in good faith, alternate fee arrangements and/or a reallocation of marketing expenses.  If no new agreement is reached within thirty days after the 12b-1 Termination (or at such later date mutually acceptable to all of the parties), Nationwide, at its option, may elect to terminate this Agreement, and/or may elect to obtain an order of substitution (if necessary) pursuant to Section 26(c) of the 1940 Act (“Substitution Order”) for the Fund(s) or a vote of Contract owners authorizing redemption and substitution of Fund shares.  The Series, AFD and CRMC shall cooperate with Nationwide in obtaining and implementing any such Substitution Order.

Termination

37.	This Agreement may be terminated:

(a)	by mutual agreement at any time; or

(b)	by any party at any time upon six months written notice to the other parties; or

(c)	at Nationwide’s option, pursuant to Section 36 hereof.

(d)
at Nationwide’s option by written notice to AFD and/or CRMC if Nationwide shall determine in its sole judgment exercised in good faith, that either AFD or CRMC has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

(e)
at AFD or CRMC’s option by written notice to Nationwide if AFD or CRMC shall determine in its sole judgment exercised in good faith, that Nationwide has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

38.           If this Agreement terminates, the parties shall cooperate after termination to effect an orderly windup of the business.

Miscellaneous

39.           This Agreement shall be governed by the laws of the State of   New York.

40.           This Agreement (along with the Fund Participation Agreement) constitutes the entire agreement among the parties pertaining to the Contracts, and supersedes any and all prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof.  If there should be any conflict between the terms of this Agreement and those of the Fund Participation Agreement, the terms of the Fund Participation Agreement shall govern.

41.           This Agreement may be amended from time to time only by agreement in writing of the parties.

42.           No waiver of any provision nor consent to any exceptions to the terms of this Agreement shall be effective unless that waiver or consent is executed in writing by the parties and then only for the specific purpose, extent and instance so provided.

43.           This Agreement and the parties’ rights, duties and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other party hereto.  Any attempt by a party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party shall not be deemed to be an assignment for purposes of this Agreement.

44.           This Agreement shall inure to the benefit of and be binding upon Nationwide, the Distributor, AFD and CRMC, and their respective successors and permitted assigns.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, remedy or claim in respect of this Agreement or any provision herein contained.

45.           This Agreement and any amendment to it may be executed in one or more counterparts.  All of those counterparts shall constitute one and the same agreement.  Neither this Agreement nor any amendment shall become effective until all counterparts have been fully executed and delivered.

46.           All notices, requests, demands and/or other communications permitted or required hereunder shall be in writing and shall be sent by nationally recognized overnight courier, and/or by certified mail, return receipt requested, addressed to each party (other than the Distributor) to the individuals and at the address shown in the notice provisions of this Agreement and the Fund Participation Agreement, or at such other address as a party has directed in writing.

If to Nationwide:

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
One Nationwide Plaza, 1-09-V3
Columbus, Ohio 43215
Attention: AVP/Associate General Counsel
Facsimile No.: (614) 249-2112

with a copy to:

Nationwide Financial
One Nationwide Plaza, 1-12-04
Columbus, Ohio 43215
Attention: Products Officer
Facsimile No.: (614) 249-7166

If to the Distributor:
Nationwide Investment Services Corporation
One Nationwide Plaza, 1-12-04
Columbus, Ohio 43215
Attention: Senior Vice President
Facsimile No.: (614) 249-7166

If to AFD:

American Funds Distributors, Inc.
333 S. Hope Street, 55th Floor
Los Angeles, CA 90071
Attention:  Kevin G. Clifford, President
Facsimile No.:  (213) 486-9223

with a copy to:

American Funds Distributors, Inc.
333 S. Hope Street, 55th Floor
Los Angeles, CA 90071
Attention:  Kenneth R. Gorvetzian, Senior Vice President and Senior Counsel,
Fund Business Management Group
Facsimile No.:  (213) 486-9041

If to CRMC:
Capital Research and Management Company
333 S. Hope Street, 55th Floor
Los Angeles, CA 90071
Attention:  Michael J. Downer, Senior Vice President and Legal Counsel,
Fund Business Management Group, and Secretary
Facsimile No.:  (213) 486-9041

with a copy to:
Capital Research and Management Company
333 S. Hope Street, 55th Floor
Los Angeles, California  90071
Attention:  Kenneth R. Gorvetzian, Vice President and Senior Counsel,
Fund Business Management Group
Facsimile No.:  (213) 486-9041

A notice shall be presumed to have been received:  (a) on the day after it was sent if sent by overnight courier, so long as a receipt evidencing that it was sent, in fact, by overnight courier is obtained or (b) on the day that the recipient signs the receipt if sent by certified mail.

47.           Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement [or as permitted by applicable law] and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

For purposes of this Section, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform the terms of this Agreement and each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act.

For purposes of this Section, “Confidential Information” means any data or information regarding proprietary or confidential information concerning each of the parties.  Confidential Information does not include information that (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the Receiving Party or by violation of this Agreement; (b) was lawfully received by the Receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the Disclosing Party; (d) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; or, (e) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement.

In the event Confidential Information includes Customer Information, the Customer Information clause controls.

48.           The provisions of this Agreement are severable.  Should any provision hereof be held unlawful or invalid by any competent authority, the remainder of the Agreement shall remain in full force and effect.

49.           The provisions contained in Sections 2, 4, 5 (except for 5(d)), 6-8, 17, 19-23, 25-26, 30-35 and 38-49 shall survive the termination of this Agreement for so long as any of the Series shares remain as investment options in any of the Contracts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
(on behalf of itself and each Account)

Attest:

___________________________                                                                                     By:  _____________________________
Its: [Vice President]

The Distributor: Nationwide Investment Services Corporation

Attest:

___________________________                                                                                     By:  _____________________________
Its:  [Officer]

AMERICAN FUNDS DISTRIBUTORS, INC.

Attest:

___________________________                                                                                     By:  _____________________________
Its:   Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

Attest:

___________________________                                                                                     By:  _____________________________

Its:   Vice President and Secretary